Exhibit 99.1

Simplicity Esports Management Expects Record Revenue for the Fiscal Year Ending May 31, 2022

Management expects to report year-over-year revenue growth in excess of 100%

Boca Raton, Florida — May 25, 2022 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”) announces that management expects to report record revenue for the fiscal year ending May 31, 2022.

Roman Franklin, CEO of Simplicity Esports, stated, “Sales of gaming related merchandise, parties, and game time in our gaming centers has continued to grow year-over-year with the expansion of our footprint of esports gaming centers. Total revenues for our fiscal years ending May 31, 2020 and 2021 were $861,000 and $1,552,000, respectively, and we expect total revenues for the fiscal year ending May 31, 2022 to be more than double those reported for the prior fiscal year.”

Simplicity Esports has an application on file to list its common stock and warrants with the NASDAQ Capital Market. Management continues working with NASDAQ to secure approval, but there is no guarantee that the application will be approved.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) owns 17 esports gaming centers, and is the franchisor for 12 esports gaming centers that give the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports utilizes the gaming PCs at its esports centers to mine cryptocurrency during idle hours. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports. Simplicity and Flamengo branded teams compete in popular games such as League of Legends®, FreeFire®, Wild Rift®, and Heroes of the Storm®. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments.

FreeFire®, Heroes of the Storm®, League of Legends®, and Wild Rift® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2021 and our subsequent SEC filings, as amended or updated from time to time. Actual results and outcomes could differ materially for a variety of reasons, including those factors discussed in our SEC filings. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com
855-345-9467